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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 11, 2007

Strategic Gaming Investments, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-09047	20-3454263
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2580 Anthem Village Rd., Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(702) 563-1600

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 1— Registrant’s Business and operations

Item 1.02 Termination of a Material Definitive Agreement

On October 11, 2007, the Agreement and Plan of Merger (“Merger Agreement”) dated July 24, 2007 between Strategic Gaming Investments, Inc. (“Company”) and Power Play Development Corporation (“PPDC”) was terminated.

As a result of the termination of the Merger Agreement, the Five Hundred Thousand ($500,000) Dollars in loans made by the Company to PPDC, evidenced by a convertible promissory note (“Note”), has been converted into Two Million Five Hundred (2,500,000) shares of common stock of PPDC.

On October 22, 2007, an Agreement (“Agreement”) was entered into by and between the Company, PPDC and several third parties. Pursuant to the terms of the Agreement, the Company is entitled to receive Two Million Five Hundred Thousand (2,500,000) shares of common stock of PPDC if PPDC receives $4,000,000 in financing on or before December 22, 2007 from third parties. There can be no assurance that such financing will occur.

In addition, in the event that the Company is (i) negotiating a third party transaction that requires a non-exclusive license of technology owned by PPDC, or (ii) has concluded a transaction that requires a non-exclusive license to the PPDC’s technology, then, in either event, PPDC shall use its best efforts to provide a non-exclusive license to the Company relating to its technology on reasonably favorable terms and conditions; provided, however, that the foregoing obligations of PPDC shall expire on October 22, 2010.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(a)	Exhibits.

(i) Agreement dated October 26, 2007 by and between the Company, PPDC and several third parties.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Gaming Investments, Inc.
(Registrant)

Date: November 7, 2007
	By:	/s/ Lawrence S. Schroeder
Lawrence S. Schroeder
	Its:	Chief Executive Officer, President and Chairman

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